Filed pursuant to Rule 433
CUSIP: 48245AAE1	Registration No. 333-121363
(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)
KFW US MTN
FINAL TERM SHEET
Dated March 13, 2006

Issuer: KfW	Title of Securities: USD 10,000,000 Fixed to Floating Rate Callable Notes due April 6, 2016

Aggregate Principal Amount: U.S.$10,000,000	Maturity Date: April 6, 2016

Original Issue Date: April 6, 2006	Initial Interest Rate: 8.00% (Year 1)

Interest Commencement Date: April 6, 2006	First Interest Payment Date: October 6, 2006

Final Redemption Price: 100.00%

Indexed Notes:
Details: 10-year Constant Maturity Swap Rate (“CMS 10Y”) and 2-year Constant Maturity Swap Rate (“CMS 2Y”), as described below.
Type of Floating Rate Note:
☑ Fixed Rate/Floating Rate
Fixed Interest Rate: 8.00% from the Original Issue Date to but excluding April 6, 2007
Floating Rate Commencement Date: April 6, 2007
Interest Rate Basis/Bases:
☑ Other:	Year 1 (Interest Commencement Date to but excluding April 6, 2007): 8.00%
Year 2 — 10 (Floating Rate Commencement Date to but excluding the Maturity Date):
Interest will be calculated according to the following formula:
Spread Multiplier * (CMS 10Y — CMS 2Y) per annum;

CMS 10Y:	On each Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 10 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “10YR” as of 11:00 a.m., New York city time on the immediately preceding Interest Determination Date. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate.

CMS 2Y:	On each Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 2 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “2YR” as of 11:00 a.m., New York city time, on the immediately preceding Interest Determination Date. If such rate does not appear on

Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate.

Other definitions:	“USD-CMS-Reference Banks” on any Interest Reset Date will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York city time on the day that is two New York and London business days prior to the applicable Interest Reset Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. If at least three quotations are provided, the rate for that date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

“Reference Banks” means five leading swap dealers in the New York city interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.

“Designated Maturity” means 10 years or 2 years, as the case may be.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Spread: N.A.	Maximum Interest Rate: 11.00%
Spread Multiplier: 10.0	Minimum Interest Rate: 4.00%
Index Maturity: See above
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☐ quarterly	☑ semi-annually	☐ annually

Interest Reset Date(s): Each April 6 and October 6, commencing April 6, 2007
Interest Determination Date(s): Two New York and London business days prior to the applicable Interest Reset Date.

Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified)
Calculation Agent:
☐ Deutsche Bank Trust Company Americas
☑ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The sixth day of the following
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☑ Each of the following two calendar months in each year: April and October
☐ The following calendar month in each year:
Redemption:          ☑  Yes                    ☐  No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions: starting April 6, 2007 and semi-annually thereafter (each April 6 and October 6)
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.00%

Repayment:          ☐  Yes                    ☑  No
Specified Currency: U.S. dollars for all payments
Authorized Denomination: U.S.$1,000
Original Issue Discount Note (“OID”):          ☐  Yes                    ☑  No
Day Count Fraction:          ☑  Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:           ):
☑  Following Business Day Convention, adjustment of Interest
Price to Public: 100.00%, plus accrued interest, if any, from April 6, 2006
Dealer: Lehman Brothers Inc.

     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888.603.5847.
Prospectus Supplement and Prospectus